                                                                    EXHIBIT 3.2


                         CERTIFICATE OF DESIGNATIONS

                                      OF

                                SERACARE, INC.

          Pursuant to Section 151 of the Delaware General Corporation Law (the "GCL"), SERACARE, INC., a Delaware corporation (the "CORPORATION"), certifies as follows:

          FIRST: Under the authority contained in Articles FOURTH and SIXTH of the Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation has classified an aggregate of fifteen thousand (15,000) shares of the authorized but unissued shares of Preferred Stock of the Corporation into a series which shall be designated "Series B Convertible Preferred Stock."

          SECOND: The following resolution was adopted by the Board of Directors on December 5, 1997 and such resolution has not been modified and is in full force and effect on the date hereof:

          RESOLVED, that the Board of Directors hereby creates, from the authorized but unissued shares of Preferred Stock of the Corporation, a series of convertible Preferred Stock designated as Series B Convertible Preferred Stock, par value $0.001 per share (the "SERIES B PREFERRED STOCK"), and hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, as follows:

Section 1. SERIES B PREFERRED STOCK DIVIDENDS.

         The holders of the Series B Preferred Stock shall not be entitled to dividends thereon.

Section 2. LIQUIDATION PREFERENCES.

         Subject to the holders' conversion rights provided below herein, upon any liquidation (complete or partial), dissolution or winding up of the Corporation, or any similar Distribution of its assets to its stockholders which results in a return of capital, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled, before any distribution or payment is made upon any Junior Securities (hereinafter defined) of the Corporation, to be paid out of the assets of the Corporation available for distribution to its stockholders (whether true capital, surplus or earnings) an amount in cash equal to the sum of $100 (the "LIQUIDATION PREFERENCE"), and shall not be entitled to any further payment. The term "Junior Security" shall mean the Corporation's Common Stock and all other equity securities of the Corporation which are junior in rights and liquidation preference to the Series B Preferred Stock. Written notice of such liquidation, dissolution, winding up or other distribution of assets, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed by certified or registered mail, return receipt requested, not less than 60 days prior to the payment date stated therein, to each record holder of any share of Series B Preferred Stock entitled thereto at the address for such record holder shown on the Corporation's records. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the Series B Preferred Stock, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series B Preferred Stock at any time within thirty calendar days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the Series B Preferred Stock in the manner provided by law for the giving of notice of meetings of shareholders.

Section 3. REDEMPTIONS OF SERIES B PREFERRED STOCK.

         3.1 REDEMPTION BY CORPORATION. (a) The Corporation may not redeem any shares of Series B Preferred Stock prior to December 31, 1998. Thereafter, the Corporation may, subject to this Section 3, redeem all (but not less than all) of the shares of Series B Preferred Stock at such times and at such price (the "REDEMPTION PRICE") as follows:

     (i) if on or between January 1, 1999 and December 31, 1999, then for an amount equal to 104% of the Liquidation Preference;

     (ii) if on or between January 1, 2000 and December 31, 2000, then for an amount equal to 103% of the Liquidation Preference;

    (iii) if on or between January 1, 2001 and December 31, 2001, then for an amount equal to 102% of the Liquidation Preference;

     (iv) if on or between January 1, 2002 and December 31, 2002, then for an amount equal to 101% of the Liquidation Preference;

         The Corporation shall be required to redeem on December 31, 2002 all shares of Series B Preferred Stock which remain outstanding on such date, at a price per share equal to the Liquidation Preference.

         (b) The Corporation's redemption rights under this Section 3.1 shall terminate as to any shares of Series B Preferred Stock upon the holder's delivery of a Conversion Notice pursuant to Section 4.1(c) with respect to such shares.

         3.2 REDEMPTION UPON CORPORATE CHANGE. (a) At any time after the Series B Preferred Stock has become convertible by the holders thereof in accordance with Section 4.1(a), if a Corporate Change is to occur, the Corporation shall redeem all of the outstanding Series B Preferred Stock immediately prior to the consummation of such Corporate Change. Upon any such redemption, the Redemption Price per share of Series B Preferred Stock shall be an amount equal to the Liquidation Preference. Written notice of any impending Corporate Change, and the substance and intended date of consummation thereof, shall be mailed by certified or registered mail, return receipt requested, not more than sixty (60) nor less than ten (10) days prior to the date of consummation thereof, to each record holder of shares of Series B Preferred Stock at the address for such record holder shown on the Corporation's records. Notwithstanding the foregoing, in the event that a holder shall have delivered a Conversion Notice to the Corporation prior to any Corporate Change, the Corporation's redemption rights under this Section
3.2 shall terminate as to any shares of Series B Preferred Stock which are the subject of such holder's Conversion Notice.

         (b) "CORPORATE CHANGE" means (i) the sale, exchange or transfer of all or substantially all of the Corporation's assets to an unaffiliated third party, or (ii) any transaction or series of related transactions in which one
(1) or more persons (other than a holder of Series B Preferred Stock or an affiliate thereof), other than the holders of a majority of the shares of Common Stock outstanding on the date the Series B Preferred Stock is issued, shall directly or indirectly acquire ownership of or control over capital stock (not including shares held or controlled by them on the date of original issuance of the Series B Preferred Stock) of the Corporation (or securities exchangeable for or convertible into such stock) entitled to elect fifty percent (50%) or more of the Corporation's Board of Directors and representing at least fifty percent (50%) of the number of shares of Common Stock outstanding. Notwithstanding the foregoing, no Corporate Change shall be deemed to have occurred as a result of (A) the exercise of any options or warrants outstanding on the date hereof or (B) any public offering of securities by the Corporation.

         3.3 NOTICE OF REDEMPTION. Except as otherwise expressly provided herein, notice of any redemption of Series B Preferred Stock, specifying the time and place of redemption, the Redemption Price and the Section and paragraph pursuant to which such redemption is being made, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares of Series B Preferred Stock to be redeemed, at the address for such holder shown on the Corporation's records, not more than sixty (60) nor less than thirty (30) days (or ten (10) days, in the case of a redemption pursuant to Section 3.2) prior to the date on which such redemption is to be made. Upon mailing any such notice of redemption the Corporation shall become obligated to redeem at the time of redemption specified therein (the "REDEMPTION DATE") all shares of Series B Preferred Stock therein specified.

         3.4 RIGHTS AFTER REDEMPTION DATE. Provided that the Redemption Price is paid in full on the applicable Redemption Date, all rights of the holder of such shares of Series B Preferred Stock as a stockholder of the Corporation, by reason of the ownership of such shares, shall cease, except the right to receive the Redemption Price of such shares upon presentation and surrender of the certificate representing such shares, and such shares shall not after such Redemption Date be deemed to be outstanding.

         3.5 DEPOSIT OF REDEMPTION PRICE. If on or before the date of redemption specified in any notice of redemption of any share of Series B Preferred Stock, the Corporation shall irrevocably deposit the amount of the Redemption Price thereof with a bank or trust company having an office in the City of New York, designated in such notice of redemption, in trust for the benefit of the holder of such share of Series B Preferred Stock, such share of Series B Preferred Stock shall be deemed to have been redeemed on the date so specified, whether or not the certificate for such share shall be surrendered for redemption and canceled.

Section 4. CONVERSION OF SERIES B PREFERRED STOCK.

         4.1 CONVERSION RIGHTS AND PROCEDURES. (a) The shares of Series B Preferred Stock shall be convertible into shares of Common Stock, in accordance with the terms of this Section 4, at the option of the holder at any time commencing September 30, 1998.

         (b) A holder of shares of Series B Preferred Stock may, at any time after September 30, 1998, convert pursuant to this Section 4 all or any part (in whole numbers of shares only) of the shares of Series B Preferred Stock held by such holder into such number of fully paid and non-assessable whole shares of Common Stock which is obtained by multiplying the number of shares of Series B Preferred Stock so to be converted by the Liquidation Preference of such shares and dividing the result by the Conversion Price (as defined in Section 4.3) then in effect. The right to convert as to any particular share shall terminate at the close of business on the day immediately prior to the date fixed for payment on the Series B Preferred Stock upon any liquidation, dissolution, winding up or similar distribution of the Corporation.

         (c) Each conversion of Series B Preferred Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series B Preferred Stock) at any time during its usual business hours, together with written notice by the holder of such Series B Preferred Stock (a "CONVERSION NOTICE") stating that such holder desires to convert the shares, or a stated number of the shares, represented by such certificate or certificates which notice shall also specify the name or names (with addresses) and denominations in which the certificate or certificates for Common Stock shall be issued and shall include instructions for delivery thereof. Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received, and as of such date (the "CONVERSION DATE") the rights of the holder of such Series B Preferred Stock (or specified portion thereof) as such holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

         (d) As soon as possible after the Conversion Date (and in no event more than 30 days after the Conversion Date), the Corporation shall deliver to the converting holder or, with respect to the certificate(s) specified in
(i) below, as specified by such converting holder:

         (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion registered in such name or names and such denomination or denominations as the converting holder shall have specified; and

         (ii) a certificate representing any shares of Series B Preferred
     Stock which shall have been represented by the certificate or certificates which shall have been delivered to the Corporation in connection with such conversion but which shall not have been converted; and

         (iii) a payment of cash in an amount equal to the value of any fractional share of Common Stock that otherwise would be issuable in connection with the Series B Preferred Stock converted.

          4.2 AUTHORIZATION AND ISSUANCE OF COMMON STOCK. The Corporation covenants and agrees that:

         (a) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuing upon the conversion of the Series B Preferred Stock as provided in this Section 4, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, and charges. The Corporation will take all such action as may be necessary to assure that all shares of Common Stock may be so issued without violation of any applicable law or regulation or any requirements of any domestic stock exchange upon which any shares of Common Stock may be listed.

         (b) The Corporation will not take any action which results in any adjustment of the number of shares of Common Stock which may be acquired upon conversion of a share of Series B Preferred Stock if after such action the total number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock then Outstanding, together with the total number of shares of Common Stock then Outstanding and the total number of shares of Common Stock reserved for any purpose other than issuance upon conversion of the Series B Preferred Stock, would exceed the total number of shares of Common Stock then authorized by the Corporation's Restated Certificate of Incorporation.

         (c) Notwithstanding any right of conversion of Series B Preferred Stock provided for above, no such shares of Series B Preferred Stock originally issued by the Corporation to a bank holding company or an affiliate of a bank holding company shall be converted into shares of Common Stock or any other class or series of voting stock by the original holder or any direct or indirect transferee thereof such that immediately after such conversion such person and its affiliates (which term, for avoidance of doubt, includes such bank holding company, any such transferee and their respective affiliates) would own more than 4.99% of any class of voting securities of the Corporation, unless such shares are being distributed, disposed of or sold in any one of the following transactions (each a "CONVERSION EVENT"):

      (i) any widely-dispersed public distribution of the shares of the Company;

     (ii) transfers in small amounts pursuant to Rule 144 under the Securities Act of 1933;

    (iii) a transfer to a single purchaser (or a group acting in concert) which controls or which has negotiated the purchase of at least a majority of the Company's voting stock held by persons other than the bank holding company investor;

     (iv) a private sale of such equity so long as no purchaser acquires more than 2% of the total equity outstanding upon conversion; or

      (v) such shares are being sold in any other manner permitted by the Federal Reserve Board.

         For purposes of this Section 4, "PERSONS" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization and percentages of the Corporation's outstanding voting securities shall include shares issuable upon exercise or conversion of Series B Preferred Stock and other convertible securities, options, warrants or other similar instruments owned by such bank holding company, its transferees and their respective affiliates, but shall not include shares issuable upon exercise or conversion of convertible securities, options, warrants or other similar instruments owned by any other person.

         (d) The issuance of certificates for shares of Common Stock upon conversion of shares of the Series B Preferred Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof, or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock converted.

         (e) The Corporation will not close its books against the transfer of any share of Series B Preferred Stock or of any share of Common Stock issued or issuable upon the conversion of such shares in any manner which interferes with the timely conversion of such shares.

         4.3 CONVERSION PRICE. (a) The initial conversion price shall be five dollars ($5.00) (as it may be adjusted from time to time, the "CONVERSION PRICE"). In order to prevent dilution of the conversion rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 4.

         (b) Except with respect to any Excluded Securities (as defined in Section 4.4), if after December 18, 1997 and on or before June 30, 1998, the Corporation shall issue or sell, or shall in accordance with Section 4.4 be deemed to have issued or sold on such date, any shares of Common Stock for a consideration per share that is less than the Conversion Price in effect immediately prior to date of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall, subject to Section 4.4, be adjusted to such consideration per share.

Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made in an amount less than $0.10 per share, but any such lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.50 per share or more.

         4.4 EFFECT OF CERTAIN EVENTS ON CONVERSION PRICE. For purposes of determining the adjusted Conversion Price under Section 4.3, the following shall be applicable:

         (a) ISSUANCE OF RIGHTS OR OPTIONS. If at any time after December 18, 1997 and on or before June 30, 1998 the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise), or authorize by resolution of the board the grant of, any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "OPTIONS" and such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES") other than Excluded Securities (hereinafter defined), whether or not such Options or the rights to convert or exchange such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of grant of such Options) be deemed to be outstanding and to have been issued for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, except as otherwise provided in
Section 4.4(c).

         "EXCLUDED SECURITIES" shall mean (i) any options issued, or to be issued, to employees, officers and directors of the Corporation and any shares of Common Stock issued upon the exercise thereof, (ii) warrants or other securities convertible into Common Stock to be issued to Pecks Management Partners, Ltd., (iii) warrants, convertible securities or shares of Common Stock to be issued by the Corporation as consideration for the acquisitions of The Western States Group, Inc. and Consolidated Technologies, Inc., (iv) warrants issued or to be issued to Sutro & Co., Incorporated in connection with any financing provided to the Company, (v) Common Stock to be issued to First Equity Capital Securities, Inc. in connection with the issuance of the

Series B Preferred Stock, (vi) the Series A Warrants issued in 1996, (vii) options to purchase up to 1,552,724 shares of Common Stock, issued in connection with certain prior bridge loans made to the Corporation and (viii) up to 325,000 shares of Common Stock which may be issued in exchange for the retirement of certain outstanding debt, advanced to the Corporation in a prior bridge financing.

         (b) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, other than Excluded Securities, after December 18, 1997 and on or before June 30, 1998, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share. Except as otherwise provided in Section 4.4(c), no adjustment of the Conversion Price shall be made upon the actual issue of any Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price have been made or are to be made pursuant to other provisions of this Section 4.4, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

         (c) CHANGE IN OPTION OR CONVERSION PRICE. If the purchase price provided for in any Option referred to in Section 4.4(a), the additional consideration, if any, payable upon conversion or exchange of any Convertible Securities referred to in Section 4.4(a) or (b), or the rate at which any Convertible Securities referred to in Section 4.4(a) or (b) are convertible into or exchangeable for Common Stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in this Section 4.4 or in Sections 4.3 and 4.5); then the Conversion Price in effect at the time of such change shall forthwith be adjusted to the Conversion

Price which would have been in effect at such time had such Option or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in Section 4.4(a), the additional consideration, if any, payable upon conversion or exchange of any Convertible Securities referred to in Section 4.4(a) or (b), or the rate at which any Convertible Securities referred to in Section 4.4(a) or (b), are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution of the type set forth in this Section 4.4 or Sections 4.3 and 4.5, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder would be reduced.

         (d) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities (without any exercise of such Option or right), the Conversion Price then in effect hereunder shall forthwith be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding.

         (e) CALCULATION OF CONSIDERATION RECEIVED. (i) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the aggregate proceeds payable to the Corporation therefor, prior to deduction of any expenses incurred and any underwriting commission or concessions paid or allowed by the Corporation in connection therewith.

         (ii) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of consideration other than cash received by the Corporation shall be deemed to be the fair value, determined in good faith by the Board of Directors.

         (iii) In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value, determined in good faith by the Board of Directors, of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

         (iv) In the event of any consolidation or merger of the Corporation in which stock or other securities of any corporation are issued in exchange for Common Stock of the Corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for consideration equal to the fair market value on the date of such transaction of such stock or securities of the other if any such calculation results in adjustment of the Conversion Price determination of the number of shares of Common Stock receivable upon conversion of the Series B Preferred Stock immediately prior to such merger, consolidation or sale, for purposes of Section 4.7, shall be made after giving effect to such adjustment of the Conversion Price.

         (f) RECORD DATE. For purposes of Sections 4.3 and 4.4, in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of granting of such right or subscription or purchase, as the case may be.

         4.5 SUBDIVISIONS AND COMBINATIONS. Except to the extent Section 4.4(e)(vi) above applies, in the event that the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision forthwith shall be proportionately reduced.

Conversely, in the event the outstanding shares of one or more classes of the Common Stock shall be combined into a smaller number of shares (by reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         4.6 DIVIDENDS. In the event that the Corporation declares a dividend (other than a cash dividend payable out of earnings or earned surplus) upon Common Stock, then at the option of the holders of a majority of the outstanding shares of Series B Preferred Stock,

     (1) the Corporation shall pay over to each holder, on the dividend payment date, the stock or other securities and other property which holder would have received if such holder had converted all of his or its shares of Series B Preferred Stock into Common Stock and had been the record holder of such Common Stock on the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend are to be determined, or

     (2) the Conversion Price in effect immediately prior to the declaration of such dividend shall be reduced by an amount equal to the fair value of such dividend per share (as reasonably determined by the Board of Directors of the Corporation), such reduction to be effective on the date as of which a record is taken for purposes of such dividend, or if a record is not taken, the date as of which holders of record of Common Stock entitled to such dividend are determined, or

     (3) in the case of a dividend consisting of stock or securities (other than Common Stock, Options or Convertible Securities) or other property distributable to holders of Common Stock, the holder of Series B Preferred Stock may elect that, in lieu of (1) or (2) above, lawful and adequate provisions shall be made (including without limitation any necessary reduction in the Conversion Price) whereby such holder of Series B Preferred Stock shall thereafter have the right to purchase and/or receive, on the terms and conditions specified in this Certificate of Designations and in addition to the shares of Common Stock receivable immediately prior to the declaration of such dividend upon conversion of his or its shares of Series B Preferred Stock, such shares of stock, securities or property as are distributable with respect to outstanding shares of Common Stock equal to the number of shares of Common Stock receivable immediately prior to such declaration upon conversion of his or its shares of Series B Preferred Stock, to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion

Price and of the number of shares receivable upon such conversion) shall thereafter be applicable, as nearly as may be, in relation to such shares of stock, securities or property.

For the purposes of this Section 4.6, "DIVIDEND" shall mean any distribution to the holders of Common Stock as such, and a dividend shall be considered payable out of earnings or earned surplus (other than revaluation or paid-in surplus) only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as reasonably determined by the Board of Directors of the Corporation.

         4.7 REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any capital reorganization or reclassification of the capital stock of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any sale of all or substantially all of the Corporation's assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision (as determined reasonably and in good faith by the Board of Directors of the Corporation) shall be made whereby each of the holders of the Series B Preferred Stock shall thereafter have the right to acquire and receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore acquirable and receivable upon the conversion of such holder's shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of such shares had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to such holder's rights and interests to the end that the provisions of this
Section 4 (including without limitation provisions for adjustments of the Conversion Price and of the number of shares of Common Stock acquirable and receivable upon the exercise of the conversion rights granted in this Section
4) shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such holder's shares (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any consolidation, merger or sale, unless the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire or receive.

         4.8 NOTICE OF ADJUSTMENT. Immediately upon any adjustment of the Conversion Price, the Corporation shall send written notice thereof to all holders of Series B Preferred Stock, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock acquirable and receivable upon conversions of all shares of Series B Preferred Stock held by each such holder, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         4.9 OTHER ADJUSTMENT-RELATED NOTICES. In the event that at any time:

         (a) the Corporation shall declare a dividend (or any other distribution) upon its Common Stock payable otherwise than in cash out of earnings or earned surplus;

         (b) the Corporation shall offer for subscription pro rata to the holders of any class of its Common Stock any additional shares of stock of any class or other rights;

         (c) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

         (d) there shall be any voluntary or involuntary dissolution, liquidation, winding up or similar distribution of the Corporation,then, in connection with any such event, the Corporation shall give by first class mail, postage prepaid, addressed to the holders of Series B Preferred Stock at the address for each such holder as shown on the books of the Corporation:

     (i) at least 30 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution; and

     (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution, at least 30 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization,reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution).

         4.10 CERTAIN EVENTS. If any event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid.

Section 5. VOTING RIGHTS OF SERIES B PREFERRED STOCK.

         Except as otherwise provided by law, by agreement among the stockholders, or as otherwise provided in this Certificate of Designations, Series B Preferred Stock shall entitle the holders thereof to no voting rights.

Section 6. REGISTRATION OF TRANSFER.

         The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing the aggregate number of shares represented by the surrendered certificate, subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares as shall be requested by the holder of the surrendered certificate, shall be substantially identical in form to the surrendered certificate.

Section 7. REPLACEMENT.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of the Series B Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is an institutional investor its own agreement of indemnity, without bond, shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

Section 8. RESTRICTIONS ON CORPORATE ACTION.

         The Corporation shall not modify its Restated Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences or privileges of the Series B Preferred Stock without the consent of the holders of a majority of the Series B Preferred Stock.

Section 9. MISCELLANEOUS.

         (a) The unenforceability or invalidity of any provision or provisions of this Certificate of Designations shall not render invalid or unenforceable any other provision or provisions herein contained.

         (b) Section and paragraph headings herein are for convenience only and shall not be construed as a part of this Certificate of Designations.

         (c) All notices to holders of Series B Preferred Stock required or permitted hereunder shall be sent by overnight courier service, prepaid, addressed to each such holder at the address for such holder shown on the books of the Corporation.

                                 [END OF PAGE]

         IN WITNESS WHEREOF, this Certificate has been signed on this 18th day of December, 1997, and the signature of the undersigned shall constitute the affirmation and acknowledgment of the undersigned, under penalties of perjury, that this Certificate is the act and deed of the undersigned and that the facts stated in the Certificate are true.

SERACARE, INC.


By: /s/ Barry Plost
   -----------------------------
      Barry Plost, President

ATTEST:


    /s/ Jerry Burdick


20